Super Micro Computer Issues Statement on Action by U.S. Attorney’s Office

SAN JOSE, Calif., March 19, 2026 — Super Micro Computer, Inc. (NASDAQ: SMCI) (“Supermicro” or the “Company”) today issued the following statement:

Supermicro was informed today that the United States Attorney’s Office for the Southern District of New York has unsealed an indictment of three individuals associated with the Company in connection with an alleged conspiracy to commit export-control violations.

Supermicro is not named as a defendant in the indictment. The individuals charged are Yih-Shyan “Wally” Liaw, Senior Vice President of Business Development and a member of the Company’s Board of Directors; Ruei-Tsang “Steven” Chang, a sales manager in Taiwan; and Ting-Wei “Willy” Sun, a contractor. Supermicro has placed the two employees on administrative leave and terminated its relationship with the contractor, effective immediately.

The conduct by these individuals alleged in the indictment is a contravention of the Company’s policies and compliance controls, including efforts to circumvent applicable export control laws and regulations. Supermicro maintains a robust compliance program and is committed to full adherence to all applicable U.S. export and re-export control laws and regulations.

The Company has been cooperating fully with the government’s investigation and will continue to do so. Supermicro has not been named as a defendant in the indictment.

About Super Micro Computer, Inc.

Supermicro (NASDAQ: SMCI) is a global leader in Application-Optimized Total IT Solutions. Founded and operating in San Jose, California, Supermicro is committed to delivering first-to-market innovation for Enterprise, Cloud, AI, and 5G Telco/Edge IT Infrastructure. We are a Total IT Solutions provider with server, AI, storage, IoT, switch systems, software, and support services. Supermicro's motherboard, power, and chassis design expertise further enables our development and production, enabling next-generation innovation from cloud to edge for our global customers. Our products are designed and manufactured in-house (in the US, Taiwan, and the Netherlands), leveraging global operations for scale and efficiency and optimized to improve TCO and reduce environmental impact (Green Computing). The award-winning portfolio of Server Building Block Solutions® allows customers to optimize for their exact workload and application by selecting from a broad family of systems built from our flexible and reusable building blocks that support a comprehensive set of form factors, processors, memory, GPUs, storage, networking, power, and cooling solutions (air-conditioned, free air cooling or liquid cooling).

Supermicro, Server Building Block Solutions, and We Keep IT Green are trademarks and/or registered trademarks of Super Micro Computer, Inc.

All other brands, names, and trademarks are the property of their respective owners.

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